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                                                                  EXHIBIT (c)(3)



                               PLASMA-THERM, INC.



                           CONFIDENTIALITY AGREEMENT

        This Confidentiality Agreement (the "Agreement"), made and entered into as of this 1st day of September, 1999, by and between Plasma-Therm, Inc., a corporation organized under the laws of the State of Florida ("PTI" or the "Company") and Balzers Limited through its Balzers Process System Division, a corporation organized under the laws of the Principality of Liechtenstein ("BPS").

        The parties hereto desire to explore and discuss a possible transaction or to further a business relationship between them.

        In connection therewith, the parties will be given access to Confidential Information (as defined below) relating to each other's businesses and affairs;

        In consideration of the promises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows.

        SECTION 1. CONFIDENTIAL INFORMATION. Except as set forth below, "Confidential Information" shall mean and include any financial, operational, technical and other information relating to the present and future businesses and affairs of the party disclosing the information (the "Disclosing Party"), which information is provided to the other party (the "Receiving Party") in connection with the business relationship provided in written, oral, graphic, pictorial or recorded form or stored on computer discs, hard drives, magnetic tape or digital or any other electronic medium (it being understood that oral communications will be confirmed in writing within three (3) working days). It is further understood that the term "Confidential Information" does not mean and include information which:

        (a) is or subsequently becomes publicly available without the Receiving Party's breach of any obligation owed to the Disclosing Party;

        (b) prior to disclosure hereunder is within the possession of the Receiving Party, and was obtained by the Receiving Party from a source not under obligation not to disclose such information or any of its Representatives as defined below.

        (c) is lawfully received by the Receiving Party from a third party (other than the Disclosing Party) having rights to disseminate without restriction such information and such information is received by the Receiving Party from such third party without notice to the Receiving Party of any restriction against its further disclosure;

        (d) is disclosed with the prior written approval of the Disclosing Party; or




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        (e)    is required to be produced by the receiving party under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; PROVIDED, HOWEVER, that upon issuance of any such order or subpoena, the Receiving Party shall promptly notify the Disclosing Party and shall provide the Disclosing Party with an opportunity (if then available) to contest the propriety of such order or subpoena (or to arrange for appropriate safeguards against any further disclosure by the court or administrative or congressional body seeking to compel disclosure of such Confidential Information).

        SECTION 2. OWNERSHIP. The Receiving Party hereby acknowledges and agrees that all of the Confidential Information of the Disclosing Party is the exclusive proprietary property of the Disclosing Party, is being disclosed solely for the purpose of enabling the parties to conduct the discussions relating to the Transaction is to be used by the Receiving Party only in such limited manner as is permitted by the provisions of this Agreement.

        SECTION 3. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. The Confidential Information shall (a) be kept confidential by the Receiving Party and not disclosed to any third party (except as provided in this Section 3) and (b) not be used by the Receiving Party for any commercial or competitive purpose whatsoever and may only be used in connection with the discussions relating to the Transaction. The Receiving Party may, however, disclose the Confidential Information to its directors, officers, Affiliates (as defined below) or legal or financial advisors (collectively, "Representatives"), but only if such Representatives reasonably need to know the Confidential Information for the purpose of evaluating the Transaction. The Receiving Party will (i) inform each of its Representatives receiving Confidential Information of the confidential nature of the Confidential Information and of the existence and the terms of this Agreement, (ii) direct its Representatives to treat the Confidential Information confidentially and not to use it other than in connection with an evaluation of the Transaction, (iii) require that any Representative other than a director or officer of Disclosing Party or Receiving Party execute a counterpart of this Agreement prior to any disclosure by the Receiving Party of Confidential Information to such Representative, which counterpart shall have annexed thereto a schedule (the "Disclosure Schedule") setting forth in appropriate detail the Confidential Information that is to be disclosed to such Representative. For purposes of this Agreement, the term "Affiliate" shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in the foregoing definition, the term "Person" shall mean an individual, firm, trust, association, corporation, partnership, government (whether federal, state, local or other political subdivision, or any agency or bureau of any of them) or other entity.

        SECTION 4. CARE AND RETURN OF CONFIDENTIAL INFORMATION. The Receiving Party and its Representatives hereby agree to use their best efforts to prevent inadvertent disclosure of Confidential Information to others. The Receiving Party agrees to treat the Confidential Information with at least the degree of care that it treats similar materials of its own, or a higher standard of care if reasonable under the circumstances.

               Upon the request of the Disclosing Party, the Receiving Party will return to the Disclosing Party all documents which contain Confidential Information of the Disclosing Party, and agree that the Receiving Party and its Representatives will not retain any copies thereof.




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        SECTION 5. NO LICENSES. Neither the execution of this Agreement nor the furnishing of any Confidential Information pursuant to this Agreement shall be construed as granting the Receiving Party or its Representatives, either expressly or by implication, any license or right to use any Confidential Information for its own benefit or the benefit of any other Person, firm or entity, and each party hereto expressly agrees not to so use any such information except as otherwise provided herein.

        SECTION 6. NON-DISCLOSURE OF THE TRANSACTION. Neither party hereto shall publicly announce or otherwise disclose, without the prior written consent of the other, any proposed terms of or that discussions relating to the Transaction are taking place except for such disclosure as the party seeking to make disclosure has been advised by its legal counsel is required by law, in which case the party seeking to make disclosure shall provide the other party with as much prior notice of such announcement or disclosure (including the proposed text of such announcement or disclosure) as is reasonably possible under the circumstances (and attempt in good faith to obtain such other party's concurrence with the manner and extent of such disclosure).

        SECTION 7. NO LIABILITY. Neither party hereto shall be under any obligation of any kind with respect to the Transaction, except for the matters specifically agreed to herein, unless and until a definitive agreement regarding the Transaction has been executed and delivered by each of the parties hereto.

        SECTION 8. NON-SOLICITATION. The Company and Plasma-Therm agree that, without the prior written consent of the other, it will not, for a period of six months after the date of this agreement, solicit, attempt to divert or entice away or knowingly hire any person who is an employee of the other or any of its Affiliates on the date of this agreement.

        SECTION 9. STANDSTILL AGREEMENT. For a period of six months following the date of this Agreement, each of the parties and its affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act), will not (and will not assist or encourage others to) directly or indirectly, without the written consent of the other party:

        (a) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the other party's assets or businesses or any securities issued by the other party, or any bank debt, claims or other obligations of the other party, or any rights or options to acquire such ownership, directly or from a third party;

        (b) seek or propose to influence or control the management or policies of the other party or to obtain representation on the other's board of directors, or solicit, participate in the solicitation of, any proxies or consents with respect to any securities of the other, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing;

        (c) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to the foregoing; or




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        (d)    seek or request permission or participate in any effort to do any of the foregoing or make or seek permission to make any public announcement with respect to any of the foregoing.

        If at any time during such six months period either party or its Representatives are approached by any third party with respect to any of the foregoing, such party shall promptly inform the other of the nature of such contact and the proposed transaction and shall identify the parties thereto.

        SECTION 10. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

        SECTION 11. TERM. Except as specified elsewhere herein, the term of this agreement shall be six months commencing on the date hereof, unless otherwise agreed in writing by the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Confidentiality Agreement to be executed and delivered by their respective appropriate officers, thereunto duly authorized, as of the date first written above.


                                 PLASMA-THERM, INC.


                                 By: /s/ Stacy L. Wagner
                                     --------------------------------------
                                 Name:  Stacy L. Wagner
                                 Title: Chief Financial Officer & Secretary


                                 BALZERS LIMITED
                                 Balzers Process Systems Division


                                 By: /s/ Martin Bader        /s/ Erich Haefeli
                                     --------------------        ---------------
                                 Name:   Dr. Martin Bader        Erich Haefeli
                                 Title:  Division Manager        General Counsel
                                         Semiconductors










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